Exhibit 99.1

News
Release

                                                                                                                               Vectren Corporation
P.O. Box 209
                        Evansville, IN 47702-0209

Investor Contact                            Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact                                Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

August 4, 2010

Vectren Corporation Reports Second Quarter 2010 Results
Affirms Overall 2010 Guidance

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported second quarter 2010 net income of $8.7 million, or $0.11 per share.  This compares to a loss of ($6.7) million, or ($0.08) per share, for the same quarter last year.  Net income for the six months ended June 30, 2010, was $71.9 million, or $0.89 per share, compared to $66.1 million, or $0.82 per share, in 2009.

Summary Results

•
Utility second quarter earnings were $16.2 million, or $0.20 per share, in 2010 compared to $6.6 million, or $0.08 per share, in 2009.  Year to date, utility earnings were $71.6 million, or $0.89 per share, compared to $62.8 million, or $0.78 per share, in 2009.

•
Nonutility losses were ($7.5) million, or ($0.09) per share in the second quarter of 2010, compared to losses of ($13.0) million, or ($0.16) per share, in 2009.  Year to date, nonutility earnings were $0.3 million, compared to $3.5 million, or $0.04 per share, in 2009.  The 2010 second quarter and year to date periods were impacted by charges related to legacy investments totaling ($4.0) million after tax, or ($0.05) per share, and ($6.8) million after tax, or ($0.08) per share, respectively.  The 2009 results for both the quarter and year to date periods include an ($11.9) million after tax, or ($0.15) per share, charge related to an investment by ProLiance Energy, LLC in Liberty Gas Storage, LLC.

“We are very pleased with second quarter results where our utility operations saw higher margins due in part to the very warm weather and also benefited from lower operating costs,” said Carl L. Chapman, Vectren’s president and CEO. Chapman added, “Performance from our primary nonutility businesses for the quarter met our expectations with the exception of ProLiance, which continues to be impacted by diminished optimization opportunities.  We have increased our utility expectations based on its strong performance, while at the same time we have lowered our expectations for the nonutility group.  Our overall guidance for 2010 remains unchanged.”

2010 Earnings Guidance

The 2010 consolidated results are expected to be within a range of $1.60 to $1.80 per share.  Within this overall range, the projected earnings from the Utility Group are now expected to be within a range of $1.43 to $1.53 per share (revised from $1.30 to $1.40 per share), and projected earnings from the Nonutility Group are now expected to be within a range of $0.17 to $0.27 per share (revised from $0.30 to $0.40 per share).

The above consolidated earnings expectations contemplate a partial recovery from the recession.  These expectations contemplate additional coal sales, including production from the Oaktown mine as the near-term market improves and continued lower optimization opportunities for ProLiance in the natural gas market.  Furthermore, these earnings expectations are based on normal weather for the remainder of the year in the company’s electric service territory and reflect that weather impacts in the gas territories are largely mitigated as a result of rate design and/or weather mechanisms in place in Indiana and Ohio.  Finally, these earnings expectations reflect the impact of the 2010 Nonutility Group charges discussed below.  Changes in these events or other circumstances could materially impact earnings and result in earnings for 2010 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Vectren South Rate Case Update

On December 11, 2009, Vectren South filed a request with the Indiana Utility Regulatory Commission (IURC) to adjust its electric base rates in its south service territory.  The requested increase in base rates addresses capital investments, a modified electric rate design that facilitates a partnership between Vectren South and customers to pursue energy efficiency and conservation, and new energy efficiency programs to complement those currently offered for natural gas customers.  On July 30, 2010, Vectren South revised its increase requested through the filing of its rebuttal position to approximately $34 million. The request addresses the roughly $325 million spent in infrastructure construction since its last base rate increase in August 2007 that was needed to continue to provide reliable service and updates to operating costs and revenues.  The rate design proposed in the filing would break the link between residential and small commercial customers’ consumption and the utility’s margin, thereby aligning the utility’s and customers’ interests in using less energy.

“We’re eager to implement this electric rate design that will help ensure the conservation of natural resources and the promotion of energy efficiency,” said Chapman.  “This summer’s abnormally warm weather, which has increased electric consumption and bills and resulted in higher margins for the company, further demonstrates that now is the right time to consider this new approach. The decoupled rate design proposed in this case would enable us to implement more energy efficiency initiatives to help customers use less energy and would also provide greater stability to the customers’ bills and the company’s earnings by removing the impact of weather. Essentially, we would only recover the costs granted in the rate case.  If the new rate design had been in effect in 2010, the higher margins earned this summer would have been returned to customers through lower monthly bills.”

The revised request assumes an overall rate of return of 7.42 percent on rate base of approximately $1.3 billion and an allowed return on equity (ROE) of 10.7 percent.  The Indiana Office of Utility Consumer Counselor (OUCC) and SIGECO Industrial Group separately filed testimony in this case, proposing an increase of approximately $11 million and $18 million, respectively.  Furthermore, the intervening parties in the case took differing views on, among other matters, the proposed rate design and the level and price of coal inventory.  A hearing on all matters in the case is scheduled for late August 2010.  Based on the current procedural schedule, an order is likely in the first quarter of 2011.

Vectren South Electric Fuel Adjustment Filings

Electric retail rates contain a fuel adjustment clause (FAC) that allows for periodic adjustment in energy to reflect changes in the cost of fuel and purchased power.  These FAC procedures involve periodic filings and IURC hearings to approve the recovery of Vectren South’s fuel and purchased power costs.

In its latest FAC hearing, the OUCC requested the IURC order Vectren South to renegotiate its coal contracts because they are currently above market prices.  This request is consistent with the OUCC’s position taken in Vectren South’s base rate proceeding referred to above.  Vectren South purchases the majority of its coal from Vectren Fuels, Inc. (a nonutility wholly owned subsidiary of Vectren) under coal contracts entered into in 2008.  Vectren South states in its filed position in the rate proceeding that the prices in the coal contracts were at or below the market at the time of the contract execution.  Further, Vectren South has already engaged in some contract renegotiations allowing for contract deferrals and reducing volumes in 2011, with negotiation to come for market pricing under the terms of the contracts for 2012 or later deliveries.  Moreover, the IURC has already found in a number of FAC proceedings since 2008 that the costs incurred under these coal contracts are reasonable.

The OUCC also raised concerns regarding Vectren South’s generating unit “must run” policy.  Under that policy, for reliability reasons, Vectren South instructs the Midwest Independent System Operator (MISO) that certain units must be dispatched regardless of current market conditions.   The OUCC is reviewing data related to Vectren South’s “must run” policy.

To allow the FAC to be approved on a timely basis, the parties agreed to the creation of a sub docket proceeding to address the specific issues noted above.   At this point, both the timing and potential impacts of the sub docket proceeding, if any, are not known.  An order establishing the sub docket was issued by the IURC on July 28, 2010 and noted that the parties to the FAC proceeding agreed that the recovery of fuel costs in the current FAC would not be subject to refund.

Utility Group Discussion

In the second quarter of 2010, the Utility Group’s earnings were $16.2 million, compared to $6.6 million in 2009, an increase of $9.6 million.  Year to date, 2010 utility earnings were $71.6 million, compared to $62.8 million in 2009, an increase of $8.8 million.  The increases result from a partial return of large customer usage and summer weather significantly warmer than normal and the prior year and lower operating costs.  Results during the periods presented have also been impacted by rate design changes in the Ohio service territory and volumetric margins from other regulatory initiatives. Depreciation and interest expense associated with rate base growth and the long-term financing associated with those investments have increased over the prior year periods.

The rate design approved by the Public Utility Commission of Ohio (PUCO) on January 7, 2009, and initially implemented on February 22, 2009, allowed for the phased movement toward a straight fixed variable rate design, which places substantially all of the fixed cost recovery in the customer service charge.  This rate design mitigates most weather risk as well as the effects of declining usage, similar to the company’s lost margin recovery mechanism in place in the Indiana natural gas service territories and the mechanism in place in Ohio prior to this rate order.  Starting in February 2010, nearly 90 percent of the combined residential and commercial base rate margins began being recovered through the customer service charge.  As a result, some margin previously recovered during the peak delivery winter months is more ratably recognized throughout the year.  Though there have been quarterly variances in 2010, year to date, the impact of this rate design change is essentially flat compared to the prior year.  By year end, results are expected to increase by $0.02 per share over 2009 representing the full impact of the base rate change compared to the partial year of the new rates in the prior year.

In the company’s electric territory, management estimates the margin impact of weather to be approximately $4.8 million favorable, or $0.04 per share, compared to normal temperatures in the second quarter of 2010 and $5.6 million favorable, or $0.04 per share, compared to normal temperatures year to date in 2010.  This compares to 2009, where management estimated a $2.2 million, or $0.02 per share, favorable impact on margin compared to normal in the second quarter and $1.6 million, or $0.01 per share, year to date.

Gas Utility Margin
Gas utility margins were $81.4 million and $251.7 million for the three and six months ended June 30, 2010.  Following are reconciliations of the changes from 2009:

	Three	Year to
	Months	Date
2009 Gas Utility Margin	$81.1	$253.9

Impact of Ohio territory straight fixed variable rate design	2.0	(0.4)
Large customer usage	1.1	2.1
Operating costs directly recovered in margin	(2.4)	(2.0)
All other, mostly lower miscellaneous revenues due to lower gas costs	(0.4)	(1.9)
Total change in Gas Utility Margin	0.3	(2.2)

2010 Gas Utility Margin	$81.4	$251.7

Electric Utility Margin
Retail Margin
Electric retail utility margins were $86.6 million and $166.1 million for the three and six months ended June 30, 2010.  Following are reconciliations of the changes from 2009:

	Three	Year to
	Months	Date
2009 Retail Electric Margin	$78.4	$150.7

Weather	2.6	4.0
Return on pollution control and other investments	1.0	2.6
Recovery of tracked MISO and pollution control operating costs	0.7	2.0
Large customer usage	3.5	6.7
All other	0.4	0.1
Total increase in Retail Electric Margin	8.2	15.4

2010 Retail Electric Margin	$86.6	$166.1

Margin from Wholesale Activities
For the three and six months ended June 30, 2010, wholesale margin was $6.6 million and $14.0 million, representing an increase of $2.6 million and $4.3 million, respectively, compared to 2009.

The company earns a return on electric transmission projects constructed by the company in its service territory that meet the criteria of MISO’s transmission expansion plans.  Margin associated with these projects and other transmission system operations totaled $5.8 million and $10.6 million for the three and six months ended June 30, 2010, respectively, compared to $3.6 million and $6.6 million in both the three and six months ended June 30, 2009.  Increases are primarily due to increased investment in qualifying projects.

During 2010, margin from off-system sales retained by the company was generally flat compared to the prior year periods.  The base rate case effective August 17, 2007, requires that wholesale margin from off-system sales earned above or below $10.5 million be shared equally with customers as measured on a fiscal year ending in August, and results reflect the impact of that sharing.

Other Operating

Other operating expenses were $71.2 million for the three months ended June 30, 2010, and $152.8 million in the six months ended June 30, 2010.  Following are reconciliations of the changes from 2009:

	Three	Year to
(millions)	Months	Date
2009 Other Operating Expenses	$78.7	$158.0

Operating costs recovered in margin, such as Ohio bad debt cost recovery,
conservation program cost recovery and clean air related cost recovery	(0.8)	1.4
Power plant outage maintenance costs, largely due to timing	(2.9)	(4.2)
Indiana uncollectible accounts expense	(1.6)	(0.9)
Lower deferred compensation expense due to market fluctuation and other	(2.2)	(1.5)
Total Change in Other Operating Expenses	(7.5)	(5.2)
2010 Other Operating Expenses	$71.2	$152.8

Depreciation & Amortization

For the three and six months ended June 30, 2010, depreciation expense was $46.8 million and $93.3 million, which represents increases of $1.8 million and $4.4 million compared to 2009.  This increase is reflective of utility expenditures placed into service.

Taxes Other Than Income Taxes

For the three and six months ended June 30, 2010, taxes other than income taxes were $11.6 million and $33.9 million, respectively, which reflect decreases of ($1.0) million for the quarter and ($1.5) million year over year.  The decreases are primarily attributable to lower utility receipts, excise, and usage taxes that are directly offset in margin.

Other Income-Net

Other income-net reflects income of $0.8 million and $3.0 million for the three and six months ended June 30, 2010, compared to $2.5 million and $4.0 million for the same periods in 2009. The decreases are primarily attributable to the change in market values associated with investments related to benefit plans.

Interest Expense

For the three and six months ended June 30, 2010, interest expense was $20.3 million and $40.6 million, which represents increases of $0.3 million in the quarter and $1.9 million year over year compared to 2009.  These small increases reflect the impact of long-term financing transactions completed in 2009, offset by lower interest from less debt outstanding overall.  The long-term financing transactions include a second quarter issuance by Utility Holdings of $100 million in unsecured eleven year notes with an interest rate of 6.28 percent and a third quarter completion by SIGECO of a $22.3 million debt issuance of 31 year tax exempt first mortgage bonds with an interest rate of 5.4 percent.

Income Taxes

For the three and six months ended June 30, 2010, federal and state income taxes were $9.7 million and $43.4 million, which represent increases of $6.2 million and $8.1 million compared to 2009.  The higher taxes are primarily due to increased pretax income.   The year to date increase is also reflective of a lower effective rate in 2009 due to tax adjustments recorded in 2009.

Nonutility Group Discussion

All amounts included in this section are after tax.  Results reported by company are net of allocated corporate expenses.

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s gas marketing operations, energy management services, and retail gas supply operations.  Results from Energy Marketing and Services for the quarter ended June 30, 2010, were a loss of ($8.9) million, compared to a loss of ($16.6) million in 2009.  For the six months ended June 30, 2010, earnings were $1.3 million compared to a loss of ($1.1) million in 2009.  The 2009 results for both the quarter and year to date periods include an ($11.9) million after tax, or ($0.15) per share, charge related to an investment by ProLiance Energy, LLC in Liberty Gas Storage, LLC.

During the second quarter of 2010, ProLiance operated at a loss of approximately ($7.0) million compared to a loss of ($14.9) million in 2009.   During the six months ended June 30, 2010, ProLiance operated at a loss of approximately ($3.1) million compared to a loss of ($8.0) million in 2009.  The $7.9 million increase in the quarter and $4.9 million increase year over year reflects reduced margins associated with optimizing its transportation and storage portfolio, due primarily to a reduction of firm transportation spread values between the production areas and Midwest market area, offset by the 2009 Liberty charge.  The regional basis spread reduction impacting firm transportation values is due to a number of factors, some of which may continue into the future.  Those factors include shifting gas flows associated with the completion of new shale gas production and related infrastructure and the continuation of reduced industrial demand.  ProLiance has structured optimization activities to remain flexible to maximize potential opportunities if market conditions improve.  ProLiance’s storage capacity was 46 Bcf at both June 30, 2010 and December 31, 2009.

Vectren Source, the company’s retail gas marketer, incurred a seasonal loss of approximately ($1.9) million in the second quarter of 2010, compared to ($1.7) million in 2009.  Year to date, Vectren Source has earned $4.4 million in 2010 compared to $6.9 million in 2009.  Year to date results were lower than the prior year, as expected, due to higher margins on variable priced contracts in the first quarter of 2009.

During 2009’s first quarter, revenues on variable priced sales contracts fell more slowly than gas costs.  Vectren Source’s customer count at June 30, 2010, was approximately 205,000 customers, compared to 182,000 equivalent customers at June 30, 2009.

Coal Mining

Coal Mining mines and sells coal to the company’s utility operations and to third parties through the company’s wholly owned subsidiary, Vectren Fuels, Inc. (Fuels).

Coal Mining earned approximately $1.7 million during the second quarter of 2010, compared to $0.7 million in 2009, an increase of $1.0 million compared to 2009.  Year to date, Coal Mining earned $5.6 million compared to earnings of $3.4 million in 2009.  The increases are primarily due to lower operating costs, higher revenue per ton, and an increase in tons sold, offset by an increase in interest expense.  The company has seen some improvement in the current demand and supply imbalance for Illinois Basin coal during the first half of 2010.   The extremely warm weather during the summer of 2010 has led to some spot coal sale opportunities.  Year to date, the company has orders for 370,000 tons of spot coal with 320,000 tons to be delivered in the third and fourth quarters of 2010.  These sales are contemplated in the 2010 guidance.  Further, there has been some non-weather related improvement in demand for electricity; however, coal inventories remain elevated at customer locations.  Vectren Fuels continues to align its production closely with short-term customer needs.  Also, the company is in the process of negotiating a number of new supply contracts with other customers.

Energy Infrastructure Services

Energy Infrastructure Services provides underground utility infrastructure construction and repair services through Miller Pipeline Corporation (Miller) and energy performance contracting and renewable energy services through Energy Systems Group (ESG).  Energy Infrastructure Services earned $3.7 million in the second quarter of 2010, compared to $3.6 million in 2009.   Year to date earnings were $0.4 million in 2010 compared to earnings of $3.0 million in 2009.

Miller’s 2010 second quarter earnings were $2.0 million compared to $0.9 million in 2009.  The increase in earnings is due primarily to working through projects delayed by weather conditions that negatively impacted construction activities in the Mid-Atlantic and Northeast throughout much of the first quarter of 2010 and new customer contracts.  Year to date, Miller has incurred a loss of approximately ($1.0) million compared to earnings of $0.3 million in 2009, reflective of the poor first quarter weather conditions.  As utilities across the country continue to replace their aging natural gas and wastewater infrastructure and needs for shale gas infrastructure become more prevalent, Miller is positioned for future growth.

ESG’s 2010 earnings were $1.7 million in the second quarter, compared to $2.7 million in 2009.  ESG earned approximately $1.4 million year to date in 2010, compared to earnings of $2.7 million in 2009.   Increased revenues in 2010 have resulted from the strong 2009 year end backlog.  Second quarter 2009 results reflect the sale of a renewable energy project.  The project developed by ESG as part of its ongoing renewable energy project development strategy was a 3.2 megawatt land fill gas facility located in the company’s electric service territory.  The sale to the company’s electric utility, as a part of the utilities’ strategy to continue to build a renewable energy portfolio, was approved by the IURC.

At June 30, 2010, ESG’s backlog was $82 million, compared to $70 million at December 31, 2009.  The increased backlog reflects substantial work in the near term and ESG is on track to meet expectations.  The national focus on a comprehensive energy strategy as evidenced by the Energy Independence and Security Act of 2007 and the American Recovery and Reinvestment Act of 2009 continues to create favorable conditions for ESG’s growth and resulting earnings.

Other Businesses

Other nonutility businesses, which include legacy real estate and other investments, operated at a loss of ($4.0) million in the second quarter of 2010 as compared to a loss of ($0.7) million in the same quarter in 2009.  The lower results in 2010 were primarily due to a ($4.0) million after tax charge related to a decline in the fair value of an energy-related investment originally made in 2004 by Haddington Energy Partners, and accounted for by the company using the equity method.  During the six months ended June 30, 2010, other nonutility businesses operated at a loss of ($7.0) million compared to a loss of ($1.8) million in 2009.  The lower results in 2010 reflect the second quarter loss associated with the Haddington investment along with a first quarter 2010 ($2.9) million after tax charge related to the reduction in value of a note receivable recorded in 2002 related to a previously exited business.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on August 5, 2010
Vectren’s financial analyst call will be at 2 p.m. (EDT), August 5, 2010, at which time management will discuss financial results and 2010 earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237 and present the conference call ID# 88651568.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest, Northeast, and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit   www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe,” “anticipate,” ”endeavor,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal,” “likely,” and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.  Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornados, terrorist acts or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations.  Increased competition in the energy industry, including the effects of industry restructuring and unbundling.  Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.  Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.  Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.  Economic conditions surrounding the recession, which may be more prolonged and more severe than cyclical downturns, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; decreases in demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.  Increased natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.  Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.  Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.  The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the company’s coal mining, gas marketing, and energy infrastructure strategies.  Factors affecting coal mining operations including MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from the recent mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand;  supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves .  Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.  Legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.  Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.  Changes in or additions to  federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2009 annual report on Form 10-K filed on February 26, 2010.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.